Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Covetrus, Inc.
Portland, Maine
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-229557) of Covetrus, Inc. of our report dated March 3, 2020, relating to the consolidated and combined financial statements which appear in this Annual Report on Form 10-K.
/s/ BDO USA, LLP
BDO USA, LLP

Boston, MA
March 3, 2020